UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE

SECURITIES ACT OF 1933

SINCLAIR BROADCAST GROUP, INC.

(Exact name of Registrant as specified in its charter)

Maryland	52-1494660
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
Incorporation or organization)

10706 Beaver Dam Road

Hunt Valley, Maryland 21030

(Address of principal executive offices including zip code)

1998 EMPLOYEE STOCK PURCHASE PLAN

(Full title of the plan)

David D. Smith

President, Chief Executive Officer, Director and Chairman of the Board

10706 Beaver Dam Road

Hunt Valley, Maryland 21030

(410)568-1500

(Name, address, and telephone number, including area code, of agent for service)

Copies to:

John B. Watkins, Esq.

Wilmer, Cutler, Pickering, Hale and Dorr LLP

100 Light Street

Baltimore, MD 21202

(410) 986-2800

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share(1)	Proposed maximum aggregate offering price(1)	Amount of registration fee (2)
Class A Common Stock, par value $0.01 per share	1,200,000 shares	$8.92	10,704,000	$1,259.86

(1)          In accordance with Rule 457(c) and 457(h), the aggregate offering price and the amount of the registration fee are computed on the basis of the average of the high and low prices reported in the Nasdaq Stock Market on November 3, 2005.

(2)          The amount of registration fee, calculated in accordance with Section 6(b) of the Securities Act of 1933, as amended, and Rule 457 promulgated thereunder, is 0.0001177 of the proposed maximum aggregate offering price.

PART I

Note:  The document(s) containing the information required by Item 1 of Form S-8 and the statement of availability of registrant information and any other information required by Item 2 of Form S-8 have been sent or given to participants as specified by Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”).  In accordance with Rule 428 and the requirements of Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.  Sinclair Broadcast Group, Inc. (the “Registrant” or the “Company”) will maintain a file of such documents in accordance with the provisions of Rule 428.  Upon request, the Registrant shall furnish the Commission or its staff a copy or copies of all of the documents included in such file.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

ITEM 3.  Incorporation of Documents by reference.

The Company hereby incorporates by reference the documents listed in (a) through (d) below.

(a)          The Company’s Annual Report on Form 10-K as amended for the year ended December 31, 2004;

(b)         The Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2005, June 30, 2005 and September 30, 2005;

(c)          The Company’s Current Reports on Form 8-K filed with the Commission on February 10, 2005, March 15, 2005, April 26, 2005, April 27, 2005, May 4, 2005, May 5, 2005, May 18, 2005, May 20, 2005, June 6, 2005, June 21, 2005, July 1, 2005, August 3, 2005, August 8, 2005, September 13, 2005, October 20, 2005 and November 2, 2005; and

(d)         The description of the Company’s common stock set forth in its registration statement on Form 8-A filed May 17, 1995, including all amendments and reports filed for the purpose of updating such description.

In addition, all documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (prior to filing of a Post-Effective Amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold) shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

ITEM 4.  Description of Securities.

Not applicable.

ITEM 5.  Interests of Named Experts and Counsel.

 Not applicable.

ITEM 6.  Indemnification of Directors and Officers.

The Articles of Amendment and Restatement and By-Laws of the Company state that the Company shall indemnify, and advance expenses to, its directors and officers whether serving the Company or at the request of another entity to the fullest extent permitted by and in accordance with Section 2-418 of the Maryland General Corporation Law. Section 2-418 contains certain provisions which establish that a Maryland corporation may indemnify any director or officer made party to any proceeding by reason of service in that capacity, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by the director or officer in connection with such proceeding unless it is established that the director’s or officer’s act or omission was material to the matter giving rise to the proceeding and the director or officer (i) acted in bad faith or with active and deliberate dishonesty; (ii) actually received an improper personal benefit in money, property or services; or (iii) in the case of a criminal proceeding, had reasonable cause to believe that his act was unlawful. However, if the proceeding was one by or in the right of the corporation, indemnification may not be made if the director or officer is adjudged to be liable to the corporation. The statute also provides for indemnification of directors and officers by court order.

        Section 12 of Article II of the Amended By-Laws of the Company provides as follows:

        A director shall perform his duties as a director, including his duties as a member of any Committee of the Board upon which he may serve, in good faith, in a manner he reasonably believes to be in the best interests of the Company, and with such care as an ordinarily prudent person in a like position would use under similar circumstances. In performing his duties, a director shall be entitled to rely on information, opinions, reports, or statements, including financial statements and other financial data, in each case prepared or presented by:

        (a)  one or more officers or employees of the Company whom the director reasonably believes to be reliable and competent in the matters presented;

        (b)  counsel, certified public accountants, or other persons as to matters which the director reasonably believes to be within such person’s professional or expert competence; or

        (c)  a Committee of the Board upon which he does not serve, duly designated in accordance with a provision of the Articles of Incorporation or the By-Laws, as to matters within its designated authority, which Committee the director reasonably believes to merit confidence.

        A director shall not be considered to be acting in good faith if he has knowledge concerning the matter in question that would cause such reliance described above to be unwarranted. A person who performs his duties in compliance with this Section shall have no liability by reason of being or having been a director of the Company.

        The Company has also entered into indemnification agreements with certain officers and directors which provide that the Company shall indemnify and advance expenses to such officers and directors to the fullest extent permitted by applicable law in effect on the date of the agreement, and to such greater extent as applicable law may thereafter from time to time permit. Such agreements provide for the advancement of expenses (subject to reimbursement if it is ultimately determined that the officer or director is not entitled to indemnification) prior to the disposition of any claim or proceeding.

ITEM 7.  Exemption From Registration Claimed.

Not applicable.

ITEM 8.  Exhibits.

The exhibit index is incorporated by reference in this registration statement.

ITEM 9. Undertaking.

(a)  The undersigned Registrant hereby undertakes:

        (1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

        (i)    To include any prospectus required by Section 10(a)(3) of the Securities Act;

        (ii)  To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

        (iii)  To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

        (2)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b)  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

 Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Hunt Valley, State of Maryland on November 10, 2005.

SINCLAIR BROADCAST GROUP, INC.

By:	/s/ David D. Smith
David D. Smith
President and Chief Executive Officer

POWER OF ATTORNEY

        We, the undersigned, hereby severally constitute David B. Amy our true and lawful attorney with full power to sign for us and in our name in the capacities indicated below, any and all amendments to this registration statement filed by Sinclair Broadcast Group, Inc. with the Securities and Exchange Commission, and generally to do all such things in our name and behalf in such capacities to enable Sinclair Broadcast Group, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, and we hereby ratify and confirm our signatures as they may be signed by our said attorney to any and all such amendments.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on November 10, 2005 in the capacities indicated.

Signature	Title

/s/ David D. Smith	Chairman of the Board, President and Chief Executive Officer
David D. Smith

/s/ David B. Amy	Executive Vice President and Chief Financial Officer
David B. Amy

/s/ David R. Bochenek	Vice President and Chief Accounting Officer
David R. Bochenek

/s/ Frederick G. Smith	Director
Frederick G. Smith

/s/ J. Duncan Smith	Director
J. Duncan Smith

/s/ Robert E. Smith	Director
Robert E. Smith

/s/ Basil A. Thomas	Director
Basil A. Thomas

/s/ Lawrence E. McCanna	Director
Lawrence E. McCanna

/s/ Daniel C. Keith

Director

Daniel C. Keith

/s/ Martin Leader

Director

Martin Leader

EXHIBIT INDEX

Exhibit Number	Description

5.1	Opinion of Wilmer Cutler Pickering Hale and Dorr LLP.
23.1	Consent of Ernst & Young LLP, independent registered public accounting firm.
23.2	Consent of Wilmer Cutler Pickering Hale and Dorr LLP (included in Exhibit 5.1).
24.1	Power of Attorney (included on the signature page of this registration statement).